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                                                                       EXHIBIT 3

[LETTERHEAD OF GIANT CEMENT HOLDING, INC.]

320-D Midland Parkway
Summerville, SC 29485
803-851-9898

                                                               November 10, 1999

Dear Stockholder:

     We are pleased to inform you that on November 4, 1999, the Company entered into an Agreement and Plan of Merger (the 'Merger Agreement') with Cementos Portland, S.A., a corporation organized under the laws of the Kingdom of Spain ('Parent') and CP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ('Purchaser'). Pursuant to the Merger Agreement, Purchaser has commenced a cash tender offer (the 'Offer') for all of the outstanding shares of the Company's Common Stock (the 'Shares') for $31.00 per Share. The Merger Agreement provides that, subject to satisfaction of certain conditions, the Offer is to be followed by a merger (the 'Merger') in which any remaining Shares will be converted into the right to receive $31.00 per Share in cash (the 'Merger Consideration').

     YOUR BOARD OF DIRECTORS UNANIMOUSLY HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES PURSUANT TO THE OFFER.

     In arriving at its recommendation, the Board of Directors gave careful consideration to a number of factors described in the attached Schedule 14D-9 that has been filed with the Securities and Exchange Commission. Among other things, the Board of Directors considered the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated November 4, 1999 (a copy of which is included with the Schedule 14D-9), to the effect that, as of such date, and based upon and subject to the various considerations set forth in such opinion, the cash consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to such holders other than Purchaser and its affiliates.

     Accompanying this letter and the Schedule 14D-9 is the Offer to Purchase and related materials including a Letter of Transmittal to be used for tendering your Shares. These documents describe the terms and conditions of the Offer and provide instructions regarding how to tender your Shares. We urge you to read the enclosed material carefully.

                                          Sincerely,

                                          /s/ Gary L. Pechota

                                          Gary L. Pechota
                                          Chairman of the Board,
                                          President and
                                          Chief Executive Officer